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                                                                   EXHIBIT 8.1

                                                              November 5, 2001



Messer Griesheim Holding AG
Frankfurt Airport Center 1, C9
60547 Frankfurt am Main
Germany

         RE: OFFER TO EXCHANGE UP TO E550,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10.375% SENIOR NOTES DUE 2011

Ladies and Gentlemen:

         We are acting as your special United States tax counsel in connection with the filing by Messer Griesheim Holding AG (the "COMPANY") of a registration statement on Form F-4 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "COMMISSION") for the purpose of registering the issuance of up to E550,000,000 aggregate principal amount of 10.375% Senior Notes due 2011 under the Securities Act of 1933, as amended.

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

         We express no opinion as to any laws other than the federal income tax laws of the United States of America. Regarding the laws of Germany, we have, with your permission, and without having made any independent investigation concerning it, assumed the correctness of the opinion of Hengeler Mueller, German counsel to the Company, which has been delivered to you and filed with the Commission on this date as exhibit 5.2 to the Registration Statement.

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         Subject to the assumptions, qualifications and limitations herein and in the Registration Statement under the heading "Certain Tax Consequences", in our opinion:

         1. an exchange of old notes for registered notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for United States federal income tax purposes;

         2. a holder who exchanges old notes for registered notes pursuant to the exchange offer will have the same adjusted tax basis and holding period in the registered notes as it had in the old notes immediately before the exchange;

         3. statements in the prospectus contained in the Registration Statement with respect to United States taxation under the heading "Certain Tax Consequences," to the extent they constitute matters of law or legal conclusions, are the material tax consequences of the exchange of old notes for registered notes pursuant to the exchange offer, and we hereby confirm the opinions stated therein.


         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the captions "Certain Tax Consequences" and "Legal Matters" in the prospectus that is included in the Registration Statement.

                                                    Very truly yours,


                                        /s/ Milbank, Tweed, Hadley & McCloy LLP


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